Exhibit 10.1

2009 EXECUTIVE INCENTIVE PAYMENT PLAN

1.	Total Eligible Incentive Payment Amount

•	35% of annual base salary (Michael Smith, Anthony Mirabelli and Gerald Laures)

•	25% of annual base salary (other participants)

2.	Criteria (100% of eligible incentive payment amount)

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70% (“Company Performance Incentive Payment”) tied to targeted Cobra Electronics Corporation consolidated operating profit without regard to extraordinary or other nonrecurring or unusual items in accordance with generally accepted accounting principles unless the Compensation Committee determines that any such item shall not be disregarded (“Consolidated Operating Profit”).

•	30% (“Individual Performance Incentive Payment”) tied to performance against individual MBOs (must have positive Consolidated Operating Profit for any payment to be made).

3.	Payment Tiers

• Less than 75% of Operating Profit Target	—	0% of Company Performance Incentive Payment

• 75% or greater of Operating Profit Target but less than 85%	—	50% of Company Performance Incentive Payment

• 85% or greater of Operating Profit Target but less than 100%	—	66% of Company Performance Incentive Payment

• 100% or greater of Operating Profit Target but less than 110%	—	100% of Company Performance Incentive Payment

• 110% or greater of Operating Profit Target	—	Additional payment equal to 2.5% of annual base salary

4.	Other Terms

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Incentive payments will be processed with the next regularly scheduled payroll after the approval by the Board of Directors of 2009 audited consolidated results, but not later than March 15, 2010, subject to changes approved by the Compensation Committee

•	Section 3 tiers to be reviewed by Compensation Committee at mid-year and subject to revision as approved by the Compensation Committee